Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-53384 of BioSante Pharmaceuticals, Inc. (BioSante) on Form S-8 and Registration Statement No. 333-64218 of BioSante on Form SB-2 of our report dated February 15, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the developmental stage nature of BioSante), appearing in this amended Annual Report on Form 10-KSB/A of BioSante Pharmaceuticals, Inc. for the year ended December 31, 2001.

/s/ Deloitte & Touche LLP

Chicago, Illinois

May 2, 2002